EXHIBIT 3

SIGNATURE JOINDER AGREEMENT

Pursuant to the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required on Amendment No. 1 to Schedule 13D need be filed with respect to ownership by each of the undersigned of shares of common stock of Optical Sensors Incorporated.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

Dated: July 1, 2005

/s/ Bruce Barth
Bruce Barth

BARTH INVESTMENT COMPANY II, LP

By:	/s/ Bruce Barth
Bruce Barth
Its:	General Partner